UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2024

ALX ONCOLOGY HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39386	85-0642577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 Allerton Avenue, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 466-7125

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALXO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2024, the Board of Directors of ALX Oncology Holdings Inc. (the “Company”) appointed Alan Sandler, M.D. to serve as a Class III director of the Board of Directors of the Company (the “Board”) for a term expiring at the 2026 annual meeting of stockholders and as a member of the Audit Committee and Compensation Committee of the Board. The appointment was made based upon the recommendation of the Corporate Governance and Nominating Committee of the Board.

Dr. Sandler, age 68, currently serves as a member of the board of directors of Elevation Oncology, Inc., a public oncology company, and a member of the Scientific Advisory Board of TOLREMO therapeutics AG, a biotechnology company. He served as Executive Vice President, Chief Medical Officer of Mirati Therapeutics, prior to and through its acquisition by Bristol Myers Squibb, from November 2022 to April 2024. Prior to joining Mirati Therapeutics, he was the President, Head of Global Development, Oncology at Zai Lab Limited, a biopharmaceutical company, from December 2020 to October 2022. Prior to that, Dr. Sandler held roles of increasing responsibility at Genentech, a biotechnology company and member of the Roche Group, from July 2013 to November 2020, culminating in his final role as Senior Vice President, Global Head of Product Development, Oncology. Prior to joining Genentech/Roche, Dr. Sandler served as Professor and Chief of Hematology/Oncology at Oregon Health and Science University and he served on the faculties of the medical schools of Indiana University and Vanderbilt University. Dr. Sandler holds an M.D. degree from Rush Medical College, a B.S. from The University of Toledo and completed his training in internal medicine and fellowship in medical oncology at Yale-New Haven Medical Center.

In accordance with the Company’s outside director compensation policy and in connection with his appointment on August 5, 2024, Dr. Sandler was automatically granted an initial award of stock options to purchase 40,400 shares of the Company’s common stock. This initial award is scheduled to vest in equal installments as to one thirty-sixth of the shares subject to the award on a monthly basis following the award’s grant date, on the same day of the month as the grant date, subject to continued services to the Company through the applicable vesting date. Dr. Sandler is also entitled to annual cash compensation and equity awards under the terms of the outside director compensation policy. In addition, the Company entered into an indemnification agreement with Dr. Sandler in the same form as the Company’s other directors.

The Board determined that Dr. Sandler qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of The Nasdaq Stock Market and that Dr. Sandler also satisfies the additional requirements of financial literacy and audit committee independence for Audit Committee service as well as compensation committee independence for Compensation Committee service under the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market.

There are no arrangements or understandings between Dr. Sandler and any other person pursuant to which he was selected to serve on the Board. There are no transactions in which the Company or any of its subsidiaries is a party and in which Dr. Sandler has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In addition, on August 5, 2024, Jaume Pons, Ph.D., and Sophia Randolph, M.D., Ph.D., resigned as members of the Company’s Board. Dr. Pon’s and Dr. Randolph’s resignations were to focus on their current senior leadership roles at the Company as the President and Chief Scientific Officer and Chief Medical Officer of the Company, respectively and did not result from any disagreements with the Board or the Company. In connection with the changes to the Board, the Board decreased its size to six directors.

On August 6 2024, the Company issued a press release announcing the appointment of Dr. Sandler to its Board and the other Board changes referenced above. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

As previously disclosed in connection with prior Board composition changes in April 2024, the Company notified Nasdaq that the Company was not in compliance with Nasdaq Listing Rule 5605(a)(2) regarding having a majority of independent directors on the Board subject to the automatic 180 day period within which to restore the majority of independent directors. Following the Board changes referenced above, the Board currently consists of five directors of which four are considered independent directors, which resolves any non-compliance with Nasdaq Listing Rule 5605(a)(2).

Effective as of August 5, 2024 in connection with the Board changes referenced above, the Board approved the following composition of committees of the Board:

Audit Committee

Rekha Hemrajani, Chair; Scott Garland; and Alan Sandler, M.D.

Compensation Committee

Corey Goodman, Ph.D., Chair; Scott Garland; and Alan Sandler, M.D.

Corporate Governance and Nominating Committee

Scott Garland, Chair; Corey Goodman, Ph.D.; and Rekha Hemrajani

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated August 6, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALX ONCOLOGY HOLDINGS INC.

Date: August 6, 2024	By:	/s/ Peter Garcia
Peter Garcia
Chief Financial Officer